EXHIBIT 99.1
LendingClub Appoints Stephen Cutler to its Board of Directors
Former Vice Chairman and General Counsel of JPMorgan Chase & Co. Brings Decades of Banking Experience to the Board

San Francisco, CA – March 28, 2023 – LendingClub Corporation (NYSE: LC), the parent company of LendingClub Bank, America's leading digital marketplace bank, today announced that Stephen Cutler has joined as the newest member of its Board of Directors, effective March 23, 2023.

"We are thrilled to have Steve join our board as we navigate the current environment and position ourselves for our next phase of growth,” said Scott Sanborn, CEO of LendingClub. “Steve’s deep expertise in banking, and financial services more broadly, will prove valuable as we continue to scale our digital marketplace bank with products that are smart, simple, and rewarding.”

Mr. Cutler has extensive experience in the banking and financial services industry. Most recently he has served in leadership positions at Simpson Thacher & Bartlett LLP, including as the Global Head of the firm’s Government and Internal Investigation Practice.

Prior to joining Simpson Thacher & Bartlett LLP, Mr. Cutler was Vice Chairman of JPMorgan Chase & Co., after serving as the company’s General Counsel for nine years, including during the 2008-2009 financial crisis. Earlier in his career, Mr. Cutler served as Director of the Securities and Exchange Commission’s Division of Enforcement.

“LendingClub is a pioneer in their industry, and they are a great example of a Fintech that has scaled within a heavily regulated industry,” said Mr. Cutler. “I am deeply impressed by their commitment to serve their customers with innovative products, while maintaining a strong compliance and controls culture. I look forward to working with LendingClub as it navigates this next era of banking.”

Mr. Cutler also serves on the board of The Metropolitan Museum of Art, and has previously served on the boards of the Financial Industry Regulatory Authority (FINRA), and the National Women’s Law Center. He will serve on LendingClub’s Audit Committee and the Operational Risk Committee.

About LendingClub

LendingClub Corporation (NYSE: LC) is the parent company of LendingClub Bank, National Association, Member FDIC. LendingClub Bank is the leading digital marketplace bank in the U.S., where members can access a broad range of financial products and services designed to help them pay less when borrowing and earn more when saving. Based on more than 150 billion cells of data and over $80 billion in loans, our advanced credit decisioning and machine-learning models are used across the customer lifecycle to expand seamless access to credit for our members, while generating compelling risk-adjusted returns for our loan investors. Since 2007, more than 4.5 million members have joined the Club to help reach their financial goals. For more information about LendingClub, visit https://www.lendingclub.com.

CONTACT:
For Investors: IR@lendingclub.com
Media Contact: Press@lendingclub.com